Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
336-436-4879
Scott Fleming
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2006 THIRD QUARTER RESULTS AND STOCK REPURCHASE PROGRAM

EBITDA Margin Growth Drives Operating Cash Flow of $155.0 million and EPS Increase of 22.9 Percent,
Board of Directors Authorizes Additional $500 Million Share Repurchase Program

Burlington, NC, October 24, 2006 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and nine-months ended September 30, 2006.

Third Quarter Results
Net earnings increased 12.0% to $112.9 million, compared to third quarter 2005 net earnings of $100.7 million, excluding restructuring and other special charges recorded in both periods. Earnings per diluted share (EPS) increased 20.0% to $0.84, compared to $0.70 per diluted share in the third quarter of 2005, excluding restructuring and other special charges recorded in both periods. Earnings before interest, taxes, depreciation and amortization and restructuring and other special charges (EBITDA) were $237.1 million for the quarter, or 26.1% of net sales. Excluding the impacts of the required change in accounting for stock based compensation and restructuring and other special charges, net earnings increased 15.3% to $116.2 million, EPS increased 22.9% to $0.86 per diluted share, and EBITDA was $242.7 million, or 26.7% of net sales, compared to 25.0% of net sales in the third quarter of 2005.

Net sales for the quarter were $909.9 million, an increase of 6.7% compared to the same period in 2005. Compared to the third quarter of 2005, testing volume, measured by accessions, increased 3.2%, and price increased 3.5%.

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The Company recorded pre-tax restructuring and other special charges of $5.6 million during the third quarter of 2006, primarily related to the previously announced retirement of the Company’s Chief Executive Officer. After recording the charges, diluted earnings per share were $0.81 for the third quarter of 2006.

Operating cash flow for the quarter was $155.0 million, and the balance of cash and short-term investments at the end of the quarter was $320.7 million.

Nine-Month Results
Net earnings for the period increased to $331.2, compared to 2005 nine-month net earnings of $306.4 million, excluding restructuring and other special charges recorded in both periods. Earnings per diluted share (EPS) increased 15.0% to $2.46 for the first nine-months of 2006, compared to EPS of $2.14 in the first nine-months of 2005, excluding restructuring and other special charges recorded in both periods. EBITDA was $708.0 million, or 26.3% of net sales. Excluding the required change in accounting for stock based compensation and restructuring and other special charges, net earnings increased 11.4% to $341.2 million, EPS increased 18.2% to $2.53 per diluted share, and EBITDA was $724.9 million, or 26.9% of net sales, compared to 25.8% of net sales in the first nine-months of 2005.

Net sales for the period were $2,692.2 million, an increase of 7.5% compared to the same period in 2005. Compared to the same period in 2005, testing volume, measured by accessions, increased 3.2 percent, and price increased 4.3 percent.

During the first nine-months of the year, the Company generated operating cash flow of $462.1 million, compared to $413.0 million in the same period in 2005.

“We have just completed another excellent quarter, based on all of the key financial metrics — revenue growth, EPS growth and cash flow from operations,” said Thomas P. Mac Mahon, Chairman and Chief Executive Officer. “The third quarter announcement related to the historic ten-year agreement with UnitedHealthcare solidifies our opportunity to continue to deliver quality earnings to our shareholders well into the future.”

Outlook for 2006 and 2007
The Company issued updated guidance for 2006. Excluding the impact of the required change in accounting for stock based compensation, any share repurchase activity after September 30, 2006, any incremental operating expenses or capital expenditures associated with the Company’s recently announced agreement with UnitedHealthcare, any impact of the Company’s previously announced exchange offer related to its Liquid Yield Option™ Notes (LYONs), and restructuring and other special charges primarily related to the previously announced retirement of the Company’s Chief Executive Officer, the Company expects revenue growth of 6.5% to 7.2%, EBITDA margins of approximately 26.5% to 27.0%, diluted earnings per share of between $3.28 and $3.33, operating cash flow of approximately $610 million to $630 million, capital expenditures of approximately $90 million to $100 million, net interest of approximately $40 million to $42 million, and a bad debt rate of approximately 4.8% of sales for the remainder of the year.

Additional factors expected to impact final 2006 EBITDA and EPS include additional pre-tax operating expenses in the range of $14 million to $18 million, or $0.06 to $0.08 per diluted share, associated with the Company’s previously announced agreement with UnitedHealthcare, and pre-tax restructuring and other special charges of approximately $12.9 million, or $0.10 per diluted share, primarily related to the previously announced retirement of the Company’s Chief Executive Officer. Approximately $5.6 million of those charges were recorded during the third quarter of 2006. Excluding stock based compensation associated with the retirement of its Chief Executive Officer, the Company expects that the implementation of the required change in accounting for stock based compensation will have an EBITDA impact of approximately $22 million, or approximately $0.10 per diluted share. The Company estimates that its previously announced exchange offer related to its LYONs notes will positively impact 2006 diluted EPS by approximately $0.02, at current share prices. Additional capital expenditures in the range of $15 million to $20 million are expected to be incurred during 2006 in association with the UnitedHealthcare agreement.

The Company also issued updated guidance for 2007, originally issued on October 3, 2006. Excluding the impact of any share repurchase activity after September 30, 2006, the company expects revenue growth of 11% to 13% and diluted EPS in the range of $3.68 and $3.83. This range of diluted EPS excludes any impact of the exchange of the Company’s LYONs notes. As a result of this exchange offer, the Company expects that diluted EPS for 2007 will be positively impacted by approximately $0.18, at current share prices.

The Company today is filing an 8-K that will include additional information on its business and operations, including updated financial guidance for 2006. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

Share Repurchase Program
The Company announced today that its Board of Directors has authorized a new stock repurchase program under which LabCorp may purchase up to an aggregate of $500 million of its Common Stock from time-to-time. This authorization is an addition to the Company’s current remaining authorization of $100 million.

The purpose of LabCorp’s stock repurchase program is consistent with its goal of making investments of the company’s cash resources that enhance shareholder value.

Any purchases under LabCorp’s stock repurchase program may be made from time-to-time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time. Common stock acquired through the program will be retired.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing [212-231-6034]. A telephone replay of the call will be available through [November 1, 2006] and can be heard by dialing [800-633-8284] [(402-977-9140] for international callers). The access code for the replay is [212-96-815]. A live online broadcast of LabCorp’s quarterly conference call on October 24, 2006 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through November 24, 2006.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.3 billion in 2005, approximately 24,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories.

LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings.

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— Table to Follow —

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net sales	$909.9	$852.9	$2,692.2	$2,505.3
Cost of sales	525.0	498.3	1,541.8	1,447.5
Selling, general and administrative	194.9	179.9	576.0	527.2
Amortization of intangibles and other assets	13.0	13.1	39.0	38.3
Restructuring and other special charges	1.0	10.0	1.0	10.0

Operating income	176.0	151.6	534.4	482.3

Other income (expense)	(0.1)	--	(1.9)	(0.2)
Investment loss	--	--	--	(3.1)
Investment income	2.8	0.4	4.4	1.2
Interest expense	(11.9)	(8.4)	(35.4)	(25.5)
Income from joint venture partnerships	16.3	13.8	49.6	41.4

Earnings before income taxes	183.1	157.4	551.1	496.1
Provision for income taxes	73.5	62.7	223.2	198.8

Net earnings	$109.6	$94.7	$327.9	$297.3

Net earnings, excluding non-recurring items:
Net earnings	$109.6	$94.7	$327.9	$297.3
Restructuring and other special charges net of tax	3.3	6.0	3.3	6.0
Non-recurring investment loss, net of tax	--	--	--	3.1

Net earnings per share, excluding items	$112.9	$100.7	$331.2	$306.4

Diluted earnings per common share:
Net earnings per share	$0.81	$0.66	$2.43	$2.07
Add:
Impact of restructuring and other special charges and non-recurring investment loss	0.3	0.04	0.03	0.07

Net earnings, excluding restructuring and and other special charges	$0.84	$0.70	$2.46	$2.14

Impact of adoption of SFAS 123(R)	0.02	--	0.07	--

Net earnings per share, excluding impact of change in accounting and non-recurring and other special charges	$0.86	$0.70	$2.53	$2.14

Weighted average shares outstanding	$136.6	$145.6	$136.6	$145.8

Consolidated Statements of Operations (continued)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

EBITDA	$237.1	$213.6	$708.0	$646.3

Add: Impact of adoption of SFAS 123(R)	5.6	--	16.9	--

EBITDA, excluding impact of change in accounting	$242.7	$213.6	$724.9	$646.3

Consolidated Balance Sheets
(in millions, except per share data)

	September 30,	December 31,
	2006	2005

Cash and short-term investments	$320.7	$63.1
Accounts receivable, net	567.8	493.4
Property, plant and equipment	371.9	381.5
Intangible assets and goodwill, net	2,085.0	2,122.7
Investments in joint venture partnerships	598.7	578.9
Other assets	221.3	236.2

	$4,165.4	$3,875.8

Zero coupon-subordinated notes	$552.6	$544.4
5 1/2% senior notes due 2013	352.7	353.0
5 5/8% senior notes due 2015	250.0	250.0
Other liabilities	865.1	842.7
Shareholders' equity	2,145.0	1,885.7

	$4,165.4	$3,875.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	Nine Months Ended September 30,	Nine Months Ended September 30,
	2006	2005

Net cash provided by operating activities	$462.1	$413.0
Net cash used for investing activities	(372.4)	(295.1)
Net cash used for financing activities	(126.9)	(150.2)
Effect of exchange rates on cash	0.4	(0.6)

Net increase(decrease) in cash	(36.8)	(32.9)
Cash at beginning of period	45.4	47.6

Cash at ending of period	$8.6	$14.7

Free Cash Flow:
Net provided by operating activities	$462.1	$413.0
Less: Capital Expenditures	(67.8)	(71.4)

Free cash flow	$394.3	$341.6

Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and nine-month periods ended September 30, 2006 and 2005:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Earnings before income taxes	$183.1	$157.4	$551.1	$496.1
Add(subtract):
Interest expense	11.9	8.4	35.4	25.5
Investment income	(2.8)	(0.4)	(4.4)	(1.2)
Other(income)expense, net	0.1	--	1.9	0.2
Depreciation	25.3	24.2	76.1	71.5
Amortization	13.0	13.1	39.0	38.3
Restructuring and other special charges	5.6	10.0	5.6	10.0
Non-recurring investment loss	--	--	--	3.1
Joint venture partnerships' depreciation and amortization	0.9	0.9	3.3	2.8

EBITDA	$237.1	$213.6	$708.0	$646.3

2)

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted, based on the fair market value of the award as of the grant date. SFAS 123(R) supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123(R) using the modified prospective application method of adoption which requires the Company to record compensation cost related to unvested stock awards as of December 31, 2005 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after December 31, 2005 are valued at fair value in accordance with provisions of SFAS 123(R) and recognized on a straight-line basis over the service periods of each award. The Company estimated forfeiture rates for the first quarter of 2006 based on its historical experience.

Prior to 2006, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock options provided the option exercise price was established at the common stock fair market value on the date of grant. Under APB 25, the Company was required to record expense over the vesting period for the value of restricted stock and performance share awards. Prior to 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation. The Company’s net income and net income per share for the three and nine-months ended September 30, 2005 would have been reduced if compensation cost related to stock options had been recorded in the financial statements based on fair value at the grant dates.

As a result of adopting SFAS 123(R), the Company recorded approximately $5.6 million and $16.9 million in stock compensation expense relating to its stock option and employee stock purchase plans for the three and nine-month periods ended September 30, 2006. Net earnings for the three and nine-month periods ended September 30, 2006, were reduced by $3.3 million and $10.1 million, respectively, net of tax. The incremental impact of adopting SFAS 123(R) on diluted earnings per share for the three and nine-month periods ended September 30, 2006 was $0.02 (e.g., $3.3 million divided by 136.6 million shares) and $0.07 (e.g., $10.1 million divided by 136.6 million shares) per share, respectively.

3)

During the third quarter of 2006, the Company recorded charges of approximately $4.6 million, primarily related to the acceleration of the recognition of stock compensation due to the announced retirement of the Company’s Chief Executive Officer, effective December 31, 2006. The Company also recorded net restructuring charges of $1.0 million relating to certain expense-reduction initiatives undertaken across the Company’s corporate and divisional operations. The after tax impact of these combined charges reduced net earnings by $3.3 million and third quarter 2006 diluted EPS by $0.03 ($3.3 million divided by 136.6 million shares).

4)

During the third quarter of 2005, the Company recorded restructuring and other special charges of $10.0 million, in connection with the integration of US LABS and Esoterix as well as losses realized as a result of Hurricane Katrina. The after tax impact of these charges reduced net earnings by $6.0 million and third quarter 2005 diluted EPS by $0.04 ($6.0 million divided by 145.6 million shares).

During the second quarter of 2005, the Company wrote-off the recorded value of warrants to acquire shares of Exact Sciences of $3.1 million. The after tax impact of this non-recurring investment loss reduced net earnings by $3.1 million.

Combined, the after tax impact of these 2005 charges reduced net earnings by $9.1 million and diluted EPS for the nine months ended September 30, 2005, by $0.07.